Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	November 14, 2007
	Contact:	David A. Remijas President/CEO (630) 969-8900

Park Bancorp, Inc. Announces

Third Quarter 2007 Earnings

Quarterly Dividend Declared

Chicago, IL—Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended September 30, 2007. Net income for the three months ended September 30, 2007 was $75,000, or $.06 per share, as compared to net loss of ($198,000), or ($.19) per share, for the same period in 2006.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended September 30, 2007. The dividend will be payable on November 30, 2007 to shareholders of record on November 20, 2007. This is the thirty-sixth consecutive quarterly dividend paid to shareholders.

Net interest income before provision for loan losses decreased to $1.3 million for the three months ended September 30, 2007 from $1.5 million for the corresponding period in 2006. Total interest income decreased to $3.0 million for the three months ended September 30, 2007 from $3.1 million for the corresponding period in 2006 due to a decrease in interest-earning assets offset by higher yields on assets. Total interest expense remained at $1.6 million for the three months ended September 30, 2007, and the corresponding period in 2006.

Non-interest income increased to $217,000 for the quarter ended September 30, 2007, from $159,000 for the quarter ended September 30, 2006. The change was due to a gain on sale of real estate owned of $78,000 in 2007.

Non-interest expense decreased to $1.5 million for the quarter ended September 30, 2007, compared to $1.7 million for the corresponding three month period in 2007. The change was due to decreases in compensation cost and expenses on non-performing assets.

Total assets at September 30, 2007 were $219.5 million, compared to $218.3 million at June 30, 2007.

The loan portfolio increased to $142.6 million at September 30, 2007, from $142.1 million at June 30, 2007. During the same period, non-performing assets increased to $3.2 million, or 1.46% of assets, from $2.8 million, or 1.27% of assets.

Deposit accounts decreased to $135.8 million at September 30, 2007, from $138.5 million at June 30, 2007. The change was due to a decrease in passbooks, certificates of deposit, and checking accounts.

Borrowings increased to $49.2 million at September 30, 2007 from $44.8 million at June 30, 2007. The change was due to an increase in Federal Home Loan Bank advances.

Stockholders’ equity at September 30, 2007 was $30.5 million, which is equivalent to 13.92% of total assets. Book value at September 30, 2007 was $25.90 per share. The decrease in stockholders’ equity from June 30, 2007 was attributable to the repurchase of 27,599 shares at an average price of $31.83 and dividends paid offset by the net income for the Company and an unrealized gain in the available for sale portfolio.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (exept for book value and earnings per share)

	September 30, 2007	December 31, 2006	September 30, 2006
Selected Financial Data:
Total assets	$219,469	$227,189	$226,391
Loans receivable, net	142,647	148,176	150,946
Interest bearing deposits	6,255	12,382	4,320
Securities	48,361	45,440	50,831
Deposits	135,763	142,928	144,245
Borrowings	49,160	50,435	49,830
Total stockholders’ equity	30,548	29,120	29,375
Book value per share[1]	$25.90	$27.19	$27.50

Non-accrual loans	$443	$2,342	$363
Real estate owned	2,754	2,261	2,261
Non-performing assets	$3,197	$4,603	$2,624
Non-performing assets to total assets	1.46%	2.03%	1.16%
Allowance for loan loss	$568	$637	$563
Allowance for loan loss to gross loans receivable	.40%	.43%	.36%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Sept. 30, 2007	Three Months Ended Sept. 30, 2006	Nine Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2006
Selected Operating Data:
Interest income	$2,958	$3,095	$8,978	$9,321
Interest expense	1,610	1,611	4,847	4,781

Net interest income before provision for loan losses	1,348	1,484	4,131	4,540
Provision for loan losses	0	249	0	249

Net interest income after provision for loan losses	1,348	1,235	4,131	4,291
Non-interest income	217	159	660	520
Non-interest expense	1,497	1,707	4,568	4,951

Income (loss) before income taxes	68	(313)	223	(140)
Income tax benefit	(7)	(115)	(16)	(112)

Net income (loss)	$75	$(198)	$239	$(28)

Selected Performance Ratios:
Return on average assets	.14%	(.35)%	.14%	(.02)%
Return on average equity	.97%	(2.69)%	1.04%	(.13)%
Average equity to average assets	14.13%	12.83%	13.95%	12.64%
Equity to total assets at end of period	13.92%	12.98%	13.92%	12.98%
Average interest rate spread	2.52%	2.60%	2.53%	2.59%
Net interest margin	2.75%	2.82%	2.76%	2.81%
Average interest-earning assets to average interest-bearing liabilities	106.89%	107.14%	107.43%	107.21%
Non-interest expense to average assets	2.75%	2.97%	2.77%	2.81%
Efficiency ratio	95.65%	103.90%	95.35%	97.85%